 FORM 4                                                                                                         OMB Approval
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 --------------------------
[ ] Check this box if no longer                     WASHINGTON D.C., 20549                                OMB Number     3235-0287
    subject to Section 16. Form                                                                           Expires: December 31, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    continue.                                                                                             Hours per response.... 0.5
    See Instruction 1(b).                                                                                 --------------------------

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                        |                                                  |   to Issuer (Check all applicable)
Lau             Sak           Hong      | Cosmo Communications Corporation (CSMO)          |   _X_ Director      _X_ 10% Owner
-------------------------------------------------------------------------------------------|   _X_ Officer (give ___ Other (specify
(Last)        (First)       (Middle)    | 3. IRS or Social       |  4. Statement for       |                Title below)     below)
                                        |    Security Number     |     Month/Year          |
                                        |    of Reporting        |                         | Chairman of the Board, Chief
5/F, Shing Dao Industrial Bldg,         |    Person (Voluntary)  |                         | Executive Officer and President
232 Aberdeen Main Road,                 |                        |                         |
5th Floor                               |                        |                         |
                                        |                        |  August, 2001           |
                                        |                        |-------------------------|----------------------------------------
----------------------------------------|                        |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                        |                        |     Date of Original    |   (Check Applicable List)
                (Street)                |                        |     (Month/Year)        |   X Form filed by One Reporting Person
                                        |                        |                         |   _ Form filed by More than One
Hong Kong                               |                        |                         |     Reporting Person
----------------------------------------|-------------------------------------------------------------------------------------------
(City)          (State)          (Zip)  |     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                    |2.Transaction |3.Trans-    |   4.Securities Acquired(A) | 5.Amount of |6.Owner- | 7.Nature
   (Instr. 3)                           |  Date        |  action    |     or Disposed of (D)     | Securities  |  ship   | of
                                        |              |  Code      |     (Instr. 3,4, and 5)    | Beneficially| Form:   | Indirect
                                        |              |  (Instr. 8)|                            | Owned at End| Direct  | Bene-
                                        |              |------------|----------------------------| of Month    | (D) or  | ficial
                                        |              |      |     |          |(A) |            | (Instr. 3   | Indirect| Owner-
                                        |(Month/Day/   |      |     |          | or |            | and 4)      | (I)     | ship
                                        |  Year)       | Code |  V  | Amount   |(D) |   Price    |             |(Instr.4)| (Instr.4)
----------------------------------------|--------------|------|-----|----------|----|------------|-------------|---------|----------
                                        |              |      |     |          |    |            |             |         |By Master
                                        |              |      |     |          |    |            |             |         |Light Ente
                                        |              |      |     |          |    |$0.037615   |             |         |prises
Common Stock, $01 par value             |  8/20/01     | J(1) |     |26,585,008| A  | per share  | 26,585,008  |    I    |Ltd. (2)
----------------------------------------|--------------|------|-----|----------|----|------------|-------------|---------|----------
                                        |              |      |     |          |    |            |             |         |
Common Stock, $01 par value             |  8/20/01     | J(3) |     | 1,347,420| D  |            |             |         |
----------------------------------------|--------------|------|-----|----------|----|------------|-------------|---------|----------
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
----------------------------------------|--------------|------|-----|----------|----|------------|-------------|---------|----------
                                        |              |      |     |          |    |            |             |         |
                                        |              |      |     |          |    |            |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see instruction 4(b)(v).
(1) Purchased in connection with the acquisition by Master Light Enterprises Ltd. of a majority of the stock of Cosmo Communications
Corporation and the clarification of rights and obligations of the parties thereto.
(2) Owned by Master Light Enterprises Ltd., an entity indirectly controlled by Sak Hong Lau.
(3) Rescission of transaction and disposition of 1,347,420 shares of Common Stock of Cosmo Communications Corporation.
                                                                        SEC 1474 (7-96) Page 1 of 2

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security| 2.Conversion | 3.Transaction | 4.Transaction |5.Number of   | 6.Date Exer-     | 7.Title and Amount
   (Instr. 3)                  |   or Exercise|   Date        |   Code        |  Derivative  |   cisable and    |   of Underlying
                               |   Price of   |               |   (Instr. 8)  |  Securities  |   Expiration Date|   Securities
                               |   Derivative |   (Month/Day/ |               |  Acquired (A)|  (Month/Day/Year)|   (Instr. 3 and 4)
                               |   Security   |    Year)      |               |  or Disposed |                  |
                               |              |               |               |  of (D)      |                  |
                               |              |               |               |  (Instr. 3,  |                  |
                               |              |               |               |  4, and 5)   |                  |
                               |              |               |---------------|--------------|------------------|-------------------
                               |              |               |       |       |      |       | Date    | Expir- |        | Amount or
                               |              |               | Code  |   V   | (A)  |  (D)  | Exer-   | ation  |  Title | Number of
                               |              |               |       |       |      |       | cisable | Date   |        | Shares
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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Explanation of Responses:

                                                                              /s/ LAU SAK HONG                     October 22, 2001
                                                                              -------------------------------      -----------------
** Intentional misstatements or omissions of facts constitute Federal         **Signature of Reporting Person      Date
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.                             Lau Sak Hong
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                                                                     SEC 1474 (7-96)